Exhibit 10.3

FIRST CAPITAL HOLDING CORPORATION

(Form of) PHANTOM STOCK APPRECIATION RIGHTS AGREEMENT

I, [     ], FIRST CAPITAL HOLDING CORPORATION, and FIRST NATIONAL BANK OF NASSAU COUNTY hereby agree for good and valuable consideration, the value of which is hereby acknowledged, that I shall participate in the Phantom Stock Appreciation Rights Plan (APlan”) established as of October 20, 2004, by FIRST CAPITAL HOLDING COMPANY, as such Plan may now exist or hereafter be modified; and do further agree to the terms and conditions thereof.

I understand that I must execute this Phantom Stock Appreciation Rights Agreement (“Agreement”) and return a copy to the Administrator in order to participate in the Plan.

I understand that I have been granted the following number of Phantom Stock Appreciation Rights Awards:

Year	Phantom Stock Appreciation Rights

2004	[ ]

I understand that the grant date of my award is October 20, 2004 and that the Fair Market Value of a share of Phantom Stock on the last applicable Valuation Date is deemed to be Seventeen Dollars and Thirty-Five Cents ($17.35).

The Measurement Period with respect to my Awards is Eleven (11) Years.

The Payout Period with respect to the payment of my (or my Beneficiary’s) Supplemental Benefit is                                             (     ) month.

In general, I understand that my receipt (or my Beneficiary’s receipt) of the Supplemental Benefit shall be subject to all provisions of the Agreement.

In general, I understand that at no time shall I be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Holding Company or the Bank.  If the Holding Company or the  Bank elect to invest in a life insurance, disability or annuity policy upon my life, then I shall assist the Holding Company or the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

I hereby designate the following individuals as my “Beneficiary” and I am aware that I can subsequently change such designation by submitting to the Administrator, at any subsequent time, and in substantially the form attached hereto as Exhibit C, a written designation of the primary and secondary Beneficiaries to whom payment under the Agreement shall be made in the event of my death prior to complete distribution of the benefits due and payable under the Agreement.  I understand that any

Beneficiary designation made subsequent to execution of the Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:

I further understand that I am entitled to review or obtain a copy of the Agreement, at any time, and may do so by contacting the Bank.

This Agreement shall become effective upon execution (below) by both the Participant and a duly authorized officer of the Bank.

Dated this      day of                      , 2004.

(Participant)

(Bank’s duly authorized Officer)